VERITEX
COMMUNITY BANK

October 13, 2017

Michael Bryan

Dear Mike:

On behalf of Veritex Community Bank, I would like to formally extend to you the offer of EVP, Chief Information Officer. Veritex Bank is a financially strong, fast growing company that believes our future success depends upon continuing investments in new markets, products, technologies and great people. We are delighted about the opportunity to attract someone with your talents to Veritex!

- We are offering you compensation in the amount of $11,875 per pay period ($285,000 annual equivalent). Veritex Community Bank pays on a 24-week pay cycle.
- Participation in a discretionary bonus plan, beginning 1/1/2018 with a target of 25% of base salary.
- Participation in Long Term Incentive Plan (LTIP) beginning 1/1/2018, with a target of 35% of base salary.
- Initial grant of 10,000 stock options and 7,500 RSUs, both with 5 year vesting schedule.
- Paid cell phone expenses, as outlined in our Cell Phone Reimbursement Policy.
- 4 Weeks of vacation per year.

We are extending this offer with a desire for you to begin employment with Veritex Community Bank as soon as practical for you.

You will be scheduled to participate in New Employee Orientation soon after your first day of employment. I will contact you to schedule a convenient time. Orientation will provide you with a detailed description of the company's policies and employee benefits. Continued employment depends on the satisfactory completion of our routine background checks including, but not limited to, references, education verification and criminal background screening. This

document overrules all verbal commitments made prior to its receipt. Employment with Veritex Community Bank may be terminated at the discretion of the employee or the Bank, and nothing in this letter should be construed as creating an employment contract.

Mike, we look forward to you joining our winning team! Please sign and return one copy of this letter as confirmation of your acceptance of our offer. Feel free to contact me at 972-349-6135 or Malcolm Holland at 972-349-6131 if you have any questions or need additional information.

Sincerely,

Marie Reed

Marie Reed
SVP, Human Resources Director
mreed@veritexbank.com

Michael Bryan

Date

CC: Malcolm Holland